Exhibit 99.1

Summary of Key Terms of CEO Employment Arrangements

Effective Date	December 1, 2010 (the “Effective Date”).

Title	Chief Executive Officer of IAC/InterActiveCorp (“IAC”).

Employment Term	Three-years from the Effective Date (the “Term”).

Reporting	Executive reports to the Chairman and Senior Executive of IAC, so long as such individual is Barry Diller; otherwise Executive will report to the IAC Board of Directors (the “Board”).

Base Salary	$1,000,000

Annual Bonus	During the Term, Executive will be eligible for discretionary annual bonuses as determined by the Compensation and Human Resources Committee of the Board (the “Committee”).

IAC Option

Option to purchase 750,000 shares of IAC common stock (the “IAC Option”), with a per share exercise price of $32 and a ten year term, vesting with respect to 50%, 25% and 25% of the shares, respectively, on the second, third and fourth anniversaries of the Effective Date, subject to Executive’s continued employment through the applicable vesting date.

IAC RSUs

A maximum of 375,000 restricted stock units (the “IAC RSUs”), vesting, subject to continued employment and satisfaction of performance goals under Section 162(m) of the Internal Revenue Code, as set forth below.

•      A number of IAC RSUs equal to 125,000 times the Market Ratio will vest on the second anniversary of the Effective Date;

•      A number of IAC RSUs equal to (a) 187,500 times the Market Ratio reduced (but not below zero) by (b) any previously vested IAC RSUs will vest on the third anniversary of the Effective Date; and

•      A number of IAC RSUs equal to (a) 250,000 times the Market Ratio reduced (but not below zero) by (b) any previously vested IAC RSUs will vest on the fourth anniversary of the Effective Date.

“Market Ratio” means the average of the closing prices of IAC common stock on the twenty trading days immediately preceding the applicable vesting date (subject to a maximum average closing price of $45 and a minimum average closing price of $15) divided by the closing price of IAC common stock on the grant date of the IAC RSUs.

MatchCo Options

Executive previously was granted options (“MatchCo Options”) to purchase Match.com, Inc. (“MatchCo”) common stock. To better align Executive’s overall incentive compensation with his new role as CEO of IAC, Executive and IAC agreed that some reduction in Executive’s outstanding Match Equity awards was desirable. Accordingly, IAC and Executive have agreed as follows:

•      With respect to the MatchCo Options granted on February 18, 2009, subject to Executive’s continued employment with IAC through the original February 18, 2011 vesting date, IAC and Executive have agreed to settle for an aggregate value of approximately $15.5 million (i) 50% of the fair market value MatchCo Option and (ii) 50% of the premium price MatchCo Option. The terms of the MatchCo Options provide for settlement on a net basis and give the Company the right to elect to pay the settlement amount in cash or in shares of IAC common stock. Although Executive requested cash settlement for financial planning purposes, the Committee determined that the settlement amount will be paid in shares of IAC common stock. Accordingly, Executive intends promptly to sell the settlement shares upon receipt. Executive has not sold any IAC equity since he joined IAC in 2003.

•      The remaining unvested MatchCo Options granted on February 18, 2009, as well as the MatchCo Option granted on February 16, 2010, will continue to be subject to their existing terms, with such modifications as are appropriate to reflect Executive’s change in role.

After giving effect to the vesting in February 2011 of previously granted restricted stock units, the sale of the settlement shares and the grant of the new IAC equity awards described above, Executive will hold approximately 183,754 shares of IAC common stock, options to purchase 1,286,460 shares of IAC common stock, up to 381,910 IAC restricted stock units and MatchCo Options with respect to 182 shares of MatchCo common stock, representing more than 50% of Executive’s initial equity interest in MatchCo.

Termination of Employment due to death or disability

In the event of Executive’s termination of employment as a result of death or disability after the first anniversary of the Effective Date and prior to the second anniversary of the Effective Date, (a) 25% of the IAC Option will vest, and (b) a number of IAC RSUs equal to 62,500 times the Market Ratio will vest.

Termination of Employment without cause or for good reason

In the event of a termination of Executive’s employment with IAC by IAC without “cause” or a termination of Executive’s employment with IAC by Executive for “good reason” (each as defined in Executive’s employment agreement), Executive will be entitled to the payments and benefits set forth below.

Severance	An amount equal to the base salary Executive would have been paid for the

	balance of the Term, but in no event less than a twelve-month period, payable in installments over twelve months.

Vesting of IAC Option	Two Year Period After Change in Control: The unvested portion of the IAC Option will vest in full.

	Any Other Time:

	Date of Termination	Total Vested Portion of IAC Option

	On or prior to the first anniversary of Effective Date	25%

	After the first anniversary of Effective Date, but on or prior to second anniversary of Effective Date	50%

	After the second anniversary of Effective Date, but on or prior to third anniversary of Effective Date	75%

	After the third anniversary of Effective Date, but on or prior to the fourth anniversary of Effective Date	100%

Vesting of IAC RSUs

Two year period following a Change in Control: A number of IAC RSUs equal to (a) 250,000 times the Market Ratio reduced (but not below zero) by (b) any previously vested IAC RSUs will vest.

Any other Time:

•      On or prior to the first anniversary of the Effective Date: A number of IAC RSUs equal to 62,500 times the Market Ratio will vest.

•      After the first anniversary of the Effective Date, but on or prior to the second anniversary of the Effective Date: A number of IAC RSUs equal to 125,000 times the Market Ratio will vest.

•      After the second anniversary of the Effective Date, but on or prior to the third anniversary of the Effective Date: A number of IAC RSUs equal to (a) 187,500 times the Market Ratio reduced (but not below zero) by (b) any previously vested IAC RSUs will vest.

•      After the third anniversary of the Effective Date, but prior to the fourth anniversary of the Effective Date: A number of IAC RSUs equal to (a) 250,000 times the Market Ratio reduced (but not below zero) by (b) any previously vested IAC RSUs will vest.

Other IAC Equity Awards

All IAC equity awards outstanding as of the Effective Date (other than the IAC Option and the IAC RSUs granted on the Effective Date) that remain outstanding at the time of termination of employment immediately shall vest.

Vesting of MatchCo Options

•      The MatchCo Options granted on February 19, 2009 will vest immediately upon termination of employment by IAC without “cause” or by Executive with “good reason”.

•      The MatchCo Option granted February 16, 2010 will vest twelve months forward from the date of termination of employment.